EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AWARENESS LETTER

Securities and Exchange Commission

Washington, D.C. 20549

We are aware that our report dated August 27, 2004 on our review of the interim consolidated financial statements of Dynacq Healthcare, Inc. as of February 29, 2004, and for the six month periods ended February 29, 2004 and February 28, 2003 and included in this Form 10-Q for the quarter ended February 29, 2004 is incorporated by references in the Company’s Registration Statement No. 333-72756. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Killman, Murrell & Company, P.C.

Killman, Murrell & Company, P.C.

Houston, TX

August 27, 2004